Exhibit 99.1
FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
2010 FOURTH QUARTER AND YEAR-END RESULTS
Cudahy, WI — February 8, 2011 — Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading non-asset based transportation and logistics services provider, today reported financial results for the three months and year ended December 31, 2010.
The following table sets forth Roadrunner’s summary financial results for the three months and year ended December 31. The pro forma data assumes the IPO and sale of additional shares upon exercise of the underwriters’ overallotment option occurred at the beginning of 2010, and that the company’s current income tax rate of 38% is applied throughout each of the periods presented.

	Three Months Ended December 31,			Year Ended December 31,
	2010		2009	2010		2009
(In thousands, except per share data)	Pro Forma	Actual	Actual	Pro Forma	Actual	Actual

Total revenues	$165,796	$165,796	$127,932	$632,018	$632,018	$483,322

Net revenues (total revenues less purchased transportation costs)	$35,483	$35,483	$27,542	$137,973	$137,973	$104,464
Depreciation and amortization	750	750	804	3,114	3,114	2,967
Other operating expenses	27,884	27,884	23,415	103,021	103,021	86,609
Acquisition transaction expenses	180	180	628	569	569	1,148
IPO related expenses	—	—	—	—	1,500	—

Operating income	$6,669	$6,669	$2,695	$31,269	$29,769	$13,740

Operating income before acquisition transaction expenses and IPO related expenses	$6,849	$6,849	$3,323	$31,838	$31,838	$14,888

Loss on early extinguishment of debt	$—	$—	$—	$—	$15,916	$—

Provision (benefit) for income taxes	$2,438	$2,540	$(475)	$11,255	$2,108	$337

Net income (loss) available to common stockholders	$3,979	$3,877	$(1,270)	$18,363	$2,826	$(1,973)
Weighted average diluted shares outstanding	31,066	31,066	18,107	30,975	26,777	17,656
Diluted income (loss) per share available to common stockholders	$0.13	$0.12	$(0.07)	$0.59	$0.11	$(0.11)

2010 Fourth Quarter Results
Revenues for the fourth quarter of 2010 increased 29.6% to $165.8 million compared to revenues of $127.9 million for the fourth quarter of 2009. Operating income for the fourth quarter of 2010 was $6.7 million compared to $2.7 million for the fourth quarter of 2009. Net income available to common stockholders was $3.9 million for the fourth quarter of 2010, or $0.12 per diluted share, compared to a net loss of $1.3 million for the fourth quarter of 2009, or $(0.07) per diluted share. On a pro forma basis, assuming the company’s current income tax rate of 38% was applied throughout the fourth quarter of 2010, net income available to common stockholders for the quarter would have been $4.0 million, or $0.13 per diluted share.
In discussing fourth quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,
“We generated continued growth in revenue during the fourth quarter. Our growth primarily resulted from new business trends and market share gains in all three of our business segments, as well as the contribution from acquisitions we made in the second half of 2009. Our net revenues grew 28.8% quarter over quarter and our operating income increased 147.5%. In addition, our overall operating ratio improved from 97.9% in the fourth quarter of 2009 to 96.0% in the fourth quarter of 2010.
In our less-than-truckload business segment, customer growth drove a 12.3% increase in tonnage quarter over quarter and a 20.2% increase in shipments. Sequentially from the third quarter, our focus on pricing initiatives and reducing linehaul costs resulted in a 60 basis point improvement in net revenue margin. Pricing improvements had a positive impact of approximately 120 basis points and linehaul rate reductions drove an improvement of approximately 50 basis points. These factors were partially offset by the effects of increased fuel costs, mix changes, and decreased density during the holiday period.
Operating income in our truckload brokerage business more than doubled during the fourth quarter from the prior year, as a result of a 28.0% increase in revenues and an expansion in net revenue margin of 50 basis points. Our transportation management solutions business continued its strong growth trends with a 39.3% increase in revenues and a 31.4% improvement in operating income quarter over quarter.
For the year, our overall revenues increased 30.8%, net revenues grew 32.1%, and operating income more than doubled from 2009. While we are pleased with these results given the challenges we faced during 2010, we remain focused in the near-term on improving pricing and expanding capacity to mitigate pressure on linehaul costs.”
2010 Fourth Quarter Segment Information
Roadrunner has three operating segments: less-than-truckload (LTL), truckload brokerage (TL) and transportation management solutions (TMS). Set forth below is selected segment financial information excluding intercompany eliminations and corporate expenses:
For the LTL segment, revenues increased 28.8% to $105.1 million for the fourth quarter of 2010 from $81.6 million for the fourth quarter of 2009. This reflects quarter over quarter tonnage growth of 12.3%, growth in revenue per hundredweight, including fuel surcharges, of 12.4%, and growth in revenue per hundredweight, excluding fuel surcharges, of 10.0%. LTL net revenues for the fourth quarter of 2010 were $25.7 million, or 24.4% of LTL revenues, compared to $20.2 million, or 24.8% of LTL revenues, for the fourth quarter of 2009. The 40 basis point decrease in net revenue margin reflects the net impact of a 450 basis point decline—collectively caused by a 7.3% increase in linehaul cost per mile excluding fuel surcharges, a 6.6% decline in weight per shipment, and increased fuel prices—partially offset by the positive effect of pricing improvement initiatives and increased operating efficiencies. LTL operating income was $4.2 million for the fourth quarter of 2010 compared to $1.7 million for the fourth quarter of 2009. As a result of net revenue growth and operating leverage, the company’s LTL operating ratio improved from 97.9% to 96.0%.

Summary LTL operating statistics for the three months and year ended December 31 are shown below.

	Three Months Ended December 31,			Year Ended December 31,
			%			%
	2010	2009	Change	2010	2009	Change

Operating ratio	96.0%	97.9%		94.7%	96.9%
Tonnage (in thousands of tons)	296.0	263.6	12.3%	1,251.0	1,031.0	21.3%
Shipments (in thousands)	446.0	371.1	20.2%	1,824.8	1,494.9	22.1%
Revenue per hundredweight (incl. fuel)	$17.27	$15.37	12.4%	$16.36	$15.29	7.0%
Revenue per hundredweight (excl. fuel)	$14.91	$13.55	10.0%	$14.21	$13.71	3.6%
Weight per shipment (lbs.)	1,327	1,420	(6.6%)	1,371	1,379	(0.6%)
Linehaul cost per mile (excl. fuel)	$1.24	$1.16	7.3%	$1.22	$1.18	3.8%

Note:	Other than operating ratio, the statistics above do not include adjustments for undelivered freight required for financial statement purposes in accordance with RRTS’ revenue recognition policy.
For the TL segment, revenues increased 28.0% to $43.8 million for the fourth quarter of 2010 from $34.2 million for the fourth quarter of 2009, primarily due to increases in market pricing and tonnage, as well as expansion of the company’s TL brokerage agent network. TL net revenues for the fourth quarter of 2010 were $5.3 million, or 12.0% of TL revenues, compared to $3.9 million, or 11.5% of TL revenues, for the fourth quarter of 2009. TL operating income was $1.9 million for the fourth quarter of 2010 compared to $0.9 million for the fourth quarter of 2009.
For the TMS segment, revenues for the fourth quarter of 2010 were $17.7 million, compared to $12.7 million for the fourth quarter of 2009. TMS net revenues for the fourth quarter of 2010 were $4.6 million, or 25.8% of TMS revenues, compared to $3.4 million, or 26.4% of TMS revenues, for the fourth quarter of 2009. The decline in TMS net revenue margin was primarily attributable to the rising rate environment in the over-the-road freight sector. TMS operating income was $1.2 million, or 7.0% of TMS revenues, for the fourth quarter of 2010, compared to $0.9 million, or 7.4% of TMS revenues, for the fourth quarter of 2009.
Acquisition of Morgan Southern
On February 3, 2011, Roadrunner acquired all of the outstanding stock of Morgan Southern, Inc. for approximately $20 million in cash. Morgan Southern is a privately-held provider of intermodal transportation and related services. With 19 terminals located throughout the United States, Morgan Southern serves the majority of the country’s key intermodal markets. Its customer base consists primarily of direct shippers, intermodal marketing companies, steamship lines and other port and rail related transportation industries. The acquisition was financed with borrowings under Roadrunner’s existing credit facility.
“The Morgan Southern transaction is an excellent fit with our growth strategy—it provides us with a new service offering within our truckload segment and further expands our geographic profile. Roadrunner’s sales force will serve as an extension of Morgan Southern’s sales efforts to market its intermodal services to new and existing Roadrunner customers. With growth in international trade and continued improvements in rail efficiency, we believe favorable trends will continue in the intermodal sector for the foreseeable future,” said DiBlasi.

Morgan Southern will continue to operate in its current capacity under the leadership of Ben Kirkland, its head of operations since 1996. Mr. Kirkland said, “This is a very positive event for Morgan Southern and its customers. Roadrunner is committed to ensuring maximum customer satisfaction through continuity of Morgan Southern’s personnel and expansion of its service capabilities. We look forward to partnering with Roadrunner to execute a shared strategy for profitable growth.”
Peter Armbruster, CFO of Roadrunner, said, “During calendar year 2010, Morgan Southern generated approximately $57 million in revenues and approximately $4 million of earnings before interest, taxes, depreciation, and amortization. We expect the Morgan Southern acquisition to be accretive to our net earnings in 2011 and beyond.”
Conference Call
A conference call is scheduled for Tuesday, February 8, 2011 at 4:30 p.m. Eastern Time. To access the conference call, please dial 866-831-6247 (U.S.) or 617-213-8856 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 77505464. The conference call will also be available via live webcast under the Investor Relations section of the Company’s website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through February 15, 2011, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 29454873. An archived version of the webcast will also be available under the Investor Relations section of the Company’s website, www.rrts.com.
About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading non-asset based transportation and logistics services provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload, transportation management solutions and intermodal solutions, and domestic and international air. For more information, please visit: www.rrts.com.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, the company’s dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, and other “Risk Factors” set forth in the company’s most recent SEC filings.

(Tables Follow)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues	$165,796	$127,932	$632,018	$483,322
Operating expenses:
Purchased transportation costs	130,313	100,390	494,045	378,858
Personnel and related benefits	16,339	13,726	61,853	52,621
Other operating expenses	11,545	9,689	41,168	33,988
Depreciation and amortization	750	804	3,114	2,967
Acquisition transaction expenses	180	628	569	1,148
IPO related expenses	—	—	1,500	—

Total operating expenses	159,127	125,237	602,249	469,582

Operating income	6,669	2,695	29,769	13,740

Interest expense:
Interest on long-term debt	202	3,882	7,954	13,226
Dividends on preferred stock subject to mandatory redemption	50	50	200	200

Total interest expense	252	3,932	8,154	13,426

Loss on early extinguishment of debt	—	—	15,916	—

Income (loss) before provision (benefit) for income taxes	6,417	(1,237)	5,699	314

Provision (benefit) for income taxes	2,540	(475)	2,108	337

Net income (loss)	3,877	(762)	3,591	(23)

Accretion of Series B preferred stock	—	508	765	1,950

Net income (loss) available to common stockholders	$3,877	$(1,270)	$2,826	$(1,973)

Earnings (loss) per share available to common stockholders:
Basic	$0.13	$(0.07)	$0.11	$(0.11)

Diluted	$0.12	$(0.07)	$0.11	$(0.11)

Weighted average common stock outstanding:
Basic	30,119	18,107	25,779	17,656

Diluted	31,066	18,107	26,777	17,656

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except share amounts)

	December 31,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$996	$2,176
Accounts receivable, net	73,222	57,887
Deferred income taxes	6,367	1,578
Prepaid expenses and other current assets	10,414	8,501

Total current assets	90,999	70,142

PROPERTY AND EQUIPMENT, NET	6,894	7,518

OTHER ASSETS:
Goodwill	246,888	244,671
Other noncurrent assets	3,516	10,950

Total other assets	250,404	255,621

TOTAL ASSETS	$348,297	$333,281

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$—	$8,768
Accounts payable	37,241	31,184
Accrued expenses and other liabilities	11,375	12,152

Total current liabilities	48,616	52,104

LONG-TERM DEBT, net of current maturities	20,500	130,167
OTHER LONG-TERM LIABILITIES	8,492	4,627
PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	5,000	5,000

Total liabilities	82,608	191,898

REDEEMABLE COMMON STOCK
Redeemable common stock $.01 par value; 259,800 shares issued and outstanding	—	1,740

STOCKHOLDERS’ INVESTMENT:
Common stock $.01 par value; 100,000,000 shares authorized; 30,146,805 and 20,024,310 shares issued and outstanding	301	200
Additional paid-in capital	262,088	139,734
Retained earnings (deficit)	3,300	(291)

Total stockholders’ investment	265,689	139,643

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ INVESTMENT	$348,297	$333,281

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
ir@rrts.com
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210